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                                                                     EXHIBIT 5.

                      CONSENT OF INDEPENDENT ACCOUNTANTS


   We hereby consent to the use in this Registration Statement on Form S-6 (Registration Statement No. 333-40554) of our reports dated April 12, 2002 relating to the financial statements of the Subaccounts of MONY Variable Account L -- Strategist, MONYEquity Master, MONY Custom Equity Master and MONY Custom Estate Master, our report dated April 12, 2002 relating to the combined financial statements of MONY Variable Account L, and our report dated February 7, 2002 relating to the consolidated financial statements of MONY Life Insurance Company and Subsidiaries, each of which appears in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York

October 11, 2002